Exhibit 12.1

                         CarrAmerica Realty Corporation
               Computation of Ratios of Earnings to Fixed Charges
                              6/30/97 and 12/31/96


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

                                                                     1996                                      1997
                                                          -----------------------------           -------------------------------
                                                                      Ratio of earnings                         Ratio of earnings
                                                                              to                                         to
                                                          Pro forma     fixed charges             Pro forma        fixed charges
                                                          ---------   -----------------           ---------     ----------------
NI before MI                                                72,601          20,534                  44,305             35,527

  Extraord Charges                                              --              --                      --                 --
  Fixed Charges except Cap Interest and PS Div              54,766          32,946                  27,319             24,393
  Fixed Charges unconsol sub (CCJMII)                          778             778                     859                859
   - except cap interest

  Gain on sale of assets                                        --              --                      --                 --
                                                           -------         -------                 -------            -------
Adjusted NI                                                128,145          63,258                  72,483             60,779

Fixed Charges and pref stock div
  Int Exp (consol)                                          53,450          31,630                  25,918             22,992
  Int Cap (consol) (96pf-$2,664+$8,584+$4,656)              15,904           2,664                   8,741              4,416
  Amort of DFC (consol)                                      1,003           1,003                   1,139              1,139
  Interest expense unconsol 50% owned sub                      766             766                     851                851
  Amort of DFC unconsol 50% owned sub                           12              12                       8                  8
  Rent deemed as interest                                      313             313                     262                262
                                                           -------         -------                 -------            -------
Total Fixed Charges                                         71,448          36,388                  36,919             29,668

Ratio of earn to fixed charges                               1,794           1,738                   1,963              2,049

Rent deemed as interest calc
  Rent expense                                                 949             949                     794                794
  % deemed as interest                                        0.33            0.33                    0.33               0.33
                                                           -------         -------                 -------            -------
Rent deemed as interest                                        313             313                     262                262
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